CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 26, 2017, accompanying the financial statements of Investment Grade Income Trust, 7+ Year Series 38 (included in Invesco Unit Trusts, Taxable Income Series 475) as of March 31, 2017, and for the period from April 21, 2014 (date of deposit) through March 31, 2015 and for each of the two years in the period ended March 31, 2017 and the financial highlights for the period from April 21, 2014 (date of deposit) through March 31, 2015 and for each of the two years in the period ended March 31, 2017, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-191351) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 26, 2017